abrdn ETFs 485BPOS

Exhibit 99.(i)

1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

April 29, 2024

abrdn ETFs

1900 Market Street,

Suite 200

Philadelphia, PA 19103

Dear Ladies and Gentlemen:

We have acted as counsel for abrdn ETFs (the “Trust”), a trust duly organized and validly existing under the laws of the State of Delaware, in connection with Post-Effective Amendment No. 35 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) relating to the issuance of shares of beneficial interest, with no par value (collectively, the “Shares”) of the Trust’s abrdn Bloomberg All Commodity Strategy K-1 Free ETF, abrdn Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF and abrdn Bloomberg Industrial Metals Strategy K-1 Free ETF (collectively, the “Funds”) under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Declaration of Trust (“Declaration of Trust”) and its By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Trust’s Shares proposed to be sold pursuant to Post-Effective Amendment No. 35 to the Registration Statement, when it is made effective, will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares of the Funds, as described in Post-Effective Amendment No. 35 to the Registration Statement, will have been legally and validly issued and, subject to the qualifications set forth in the Declaration of Trust, will be fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to the laws of the State of Delaware and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Registration Statement to be dated on or about May 1, 2024 and in any revised or amended versions thereof, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP